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                             EXHIBIT 10.2

                         EMPLOYMENT AGREEMENT


     This Employment agreement (the "Agreement") is made this 9th day of June, 1997, by and between Comparator Systems Corporation, a Colorado corporation (the "Company"), and THOMAS C. HANSCOME (the "Employee").

     In consideration of the mutual covenants and agreements herein contained, and in accordance with the authorization of the Board of Directors of the Company, the Company and the Employee hereby agree as follows:

     1. SERVICES TO BE RENDERED. The Company hereby retains the Employee to provide services to the Company, and the Employee hereby agrees to render such services under the terms of this Agreement. The Employee shall perform the duties of Chairman of the Board, President and Chief Executive Officer.

     2. TERM OF AGREEMENT. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall be effective JUNE 1, 1997, until MAY 30, 2000. The parties hereto agree to enter into good faith negotiations for the purpose of extending the term of this Agreement on or about 90 days prior to the expiration of the term hereof, unless, at such time, the agreement has been or is being terminated.

     3. SERVICES. The Employee shall devote time, attention and ability to the proper and efficient conduct of his duties hereunder. Except as set forth in Paragraph 10 below, nothing herein shall be deemed to prevent the employee from serving any other enterprise in any capacity, nor shall this Agreement be construed as preventing the Employee from investing his assets in such form or manner as will require any services on the part of the Employee in the operation and the affairs of the companies or entities in which such investments are made.

     4. AUTOMOBILE ALLOWANCE. During the term hereof, the Company shall provide the Employee with a reasonable automobile allowance in accordance with the allowance schedule for the position filled by the Employee.

     5.   COMPENSATION: EXPENSES.
          (a) For the services rendered by the Employee during the term hereof, the Company shall pay to the Employee a base compensation at an annual rate of: for the period June 1, 1997 to May 30, 1998
$150,000;

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for the period June 1, 1998 to May 30, 1999 $200,000; for the period
June 1, 1999 to May 30, 2000 $250,000; or at such higher rate as may be fixed from time to time by the Board of Directors, payable in equal bi-monthly installments beginning at the end of the first month. The Employee shall also be entitled to the additional compensation set forth in Schedule I hereto and to such bonuses as shall be determined from time to time by the Board of Directors, in its sole discretion.
          (b) The Employee shall be authorized to incur reasonable expenses incident to the maintenance or promotion of the business of the Company, such as expenses for entertainment, travel, and similar items, and shall be reimbursed by the Company for such expenses upon presentation of a statement of such documented expenditures, in accordance with the Company's current operating procedure.

     6. TERMINATION BY THE COMPANY. During the term of this Agreement, the Company shall have the following right to terminate this Agreement, subject to Paragraph 7 below:
          (a) TERMINATION FOR CAUSE: The Company shall have the right to terminate this agreement for cause upon 30 days written notice if the Employee shall have (i) been proven to have caused the Company to suffer injury as a result of any fraud or willful or wanton misconduct of Employee during the course of the performance of, or otherwise related to his or her duties hereunder, or (ii) been convicted of a felony.
          (b) TERMINATION FOR DISABILITY: The Company shall have the right to terminate this Agreement upon 30 days written notice if the Employee shall have been unable, as a result of physical illness or other incapacity, to substantially perform his or her duties hereunder for a continuous period of six months or longer.
          (c) RESIGNATION: Resignation of the Employee shall terminate this Agreement.

     7. TERMINATION BENEFITS. In the event that this Agreement is terminated by the Company pursuant to Paragraph 6, the Company shall pay the Employee or his or her estate the following sums, or the following consequences shall follow, as the case may be:
          (a) If this Agreement is terminated by the Company for cause pursuant to Paragraph 6(a), then (i) the Company's obligation to compensate the Employee pursuant to Paragraph 5(a) shall cease as of the date of termination, and (ii) the Company shall not be required to reimburse the Employee pursuant to Paragraph 5(b) for expenses incurred after the date of termination.
          (b) If this Agreement is terminated by the Company for disability pursuant to Paragraph 6(b), the Company shall pay the Employee a disability benefit at an annual rate of 75% of the Employee's annual base compensation in effect at the time of termination pursuant to Paragraph 5(a) (excluding additional


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compensation and bonuses), payable in equal monthly installments, such disability benefit to continue until the earlier to occur of the expiration of two years after the date of termination or the death of the Employee.
          (c) In the event that the Employee shall die during the term of this Agreement, the Company agrees to pay to the Employee's widow or widower, as the case may be, estate, or any other person designated in writing by the Employee an amount equal to 75% of the Employee's annual base compensation in effect at the time of death pursuant to paragraph 5(a) (excluding any additional compensation or bonuses). Such payment shall be made in 6 equal monthly installments.
          (d) If this Agreement is terminated by the Company for any reason other than cause (Paragraph 6(a), or disability (Paragraph 6
(b), or death (Paragraph 6 (d)), the Employee shall be entitled, at his or her option, to payment of a Sum equal to the aggregate remaining payments due the Employee pursuant to this Agreement, until expiration of the term thereof, computed on the basis of the annual base compensation in effect at the time of termination, determined pursuant to Paragraph 5(a), (referred to herein as the "Termination Amount"), payable in a lump sum equal to the discounted present value of the Termination Amount, using a discount rate equal to the sum of the prime rate reported in the "Money Rates" column of the Wall Street Journal (Western Edition) on the date the termination becomes effective, payable within 30 days after the date on which the termination becomes effective.

     8. VACATION: The Employee shall be entitled to a paid vacation of four weeks per year, for the first year and thereafter a paid vacation of six weeks which if unused, may be carried over and accrued at the election of the Employee. If, upon Employee's termination, regardless of cause, Employee has accrued vacation which has not been taken, then Employee shall be paid therefore, at the full compensation rate then in effect.

     9.   ADDITIONAL BENEFITS.
          (a) The Company agrees to obtain, and to place in effect as soon a practicable, and to pay for (i) health insurance (including dental and eye care coverage) for the benefit of the Employee and his or her immediate dependents, consistent with the coverage provided by the Company to other employees of the same level, and (ii) term life insurance, payable to Employee's beneficiary or estate, in an amount equal to three times the annual compensation as in 5(a).
          (b) The Company agrees, subject to Board of Directors approvals, to provide an annual stock option program for Employee consistent with that provided to other employees of the same level.




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     10.  CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE.
          (a) The Employee hereby agrees that, during the term of this Agreement and thereafter, he or she will not disclose to any person, or otherwise use or exploit any of the proprietary or confidential information or knowledge, including without limitation, trade secrets, processes, records of research, proposals, reports, methods, processes, techniques, computer software or programming, customer lists, or budgets or other financial information, regarding the Company, its business, properties or affairs obtained by him or her at any time prior to or subsequent to the execution of this Agreement, except to the extent required by his performance of assigned duties for the Company.
          (b) Upon termination of this Agreement, the Employee will deliver to the Company all tangible displays and repositories of trade secrets, processes, records of research, proposals, reports, memoranda, methods, processes, techniques, computer software and programming, customer lists, or budgets or other financial information, and other materials or records or writings of any other type (including any copies thereof) made, used or obtained by the Employee in connection with this Agreement.
          (c) The Employee hereby agrees that during the period from the date hereof through and including one year after the expiration of the term hereof, he or she will:
               (i)  neither authorize his or her name to be used by,
               (ii) nor engage in or carry on, directly or indirectly, for himself, as a member of partnership, as a controlling stockholder, officer or director of a corporation (other that the Company or any successor of the Company), or as an employee, agent, associate or consultant of any person, partnership, corporation (other than the Company or any successor of the Company) or other business entity, any business in competition with any business carried on or conducted, directly or indirectly, by the Company prior to the date hereof or hereafter, in the Counties of Orange or Los Angeles of the State of California or any other county where business is then carried on or conducted by the Company.
          (d) The Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Paragraph 10 will be inadequate and that in the event of such any such breach, the Company may, in addition to other remedies which may be available to it at law, obtain injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.
          (e) The parties hereto intend that the covenants and agreements contained in this Paragraph 10 shall be deemed to include a series of separate covenants and agreements. If any judicial proceeding or court shall refuse to enforce all of the separate covenants deem included in such action, then such unenforceable


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covenants shall be deemed eliminated from the provisions hereof for the purposes of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

     11. NOTICES. All Notices and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given when delivered, or two days after having been mailed by registered or certified mail, postage prepaid, return receipt requested:
          (a) If to Employee, addressed to him or her at: 92 Corporate Park Suite C-314, Irvine, CA 92715
          (b) If to the Company, addressed to it at: 18552 Mac Arthur Blvd., Irvine, CA 92715, or such other address as either party hereto may designate by written notice to the other 5 pursuant to this Paragraph.

     12. THE ENTIRE AGREEMENT. This agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto and supersedes all prior understandings or agreements, oral or written, whether or not related to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement on the day first written above.



COMPARATOR SYSTEMS CORPORATION


/s/ John D. Hinterleitner
-------------------------------------
John D. Hinterleitner
     Its duly authorized
     Executive Vice President and
     Secretary, Treasurer


EMPLOYEE


/s/ Thomas C. Hanscome
-------------------------------------
Thomas C. Hanscome






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                              SCHEDULE I





ADDITIONAL COMPENSATION


Employee, by virtue of agreeing to the above employment agreement shall receive the following shares of stock over the period indicated as a signing bonus. Said shares to be issued to employee at such time as the shares are available in the form available, and without cost to the employee. This signing bonus is to be paid regardless of the employment status of the employee with the company. This schedule shall be met as to the time and shares without regard to the current price of the Company's stock.


During months one        1,000,000 shares
through six              per month           6,000,000 shares

During months six        2,000,000 shares
through twelve           per month           12,000,000 shares

During months twelve     3,00,000 shares
through eighteen         per month           18,000,000 shares





















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